EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Receives Payment Related To Combined Metals Recapitalization

WEST CHESTER, OH, December 20, 2007 — AK Steel (NYSE: AKS) today said that it has received a cash payment of $42.6 million resulting from the recapitalization, on December 20, 2007, of Combined Metals of Chicago L.L.C. (Combined Metals), a private company in which AK Steel holds a 40% equity interest.
The cash payment represents a partial repayment of principal and accrued interest on a $35 million receivables note held by AK Steel.  As a result of the transaction, AK Steel said that it will record a pre-tax benefit of $12.3 million in interest income, which will be recognized in AK Steel’s fourth quarter 2007 financial results.  Following the recapitalization, AK Steel continues to have a 40% equity interest in Combined Metals.  The results of Combined Metals are not consolidated in AK Steel’s financial statements.
Combined Metals cold reduces, anneals, slits and polishes flat-rolled stainless and alloy steels in facilities located in Bellwood, Elgin and Hampshire, Illinois and Ann Arbor, Michigan.
AK Steel, headquartered in West Chester, Ohio, produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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